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                                                                  Exhibit 99.2.1

Discontinued Operations

In the third quarter fiscal 2000, Management took action on a formal plan to divest non-core units that were acquired through the PHSS acquisition in December 1997. Over the last year, the Company has made significant progress in implementing programs to improve the underlying efficiency of these business activities. The result has been expected short term losses from the closed operations offsetting gains from those that would be the nucleus for longer term growth. The Company has made management changes. It has closed locations that did not have the critical mass for long-term profitable growth. It has implemented a number of new systems initiatives that will improve productivity and offer the infrastructure to process greater volume in the future. NDC believes that there is a significant demand for these services in the market and that these changes represent steps that can improve profitability from new revenue streams. In spite of these investments and actions taken to strengthen the business for future growth, the Company has concluded that these operations no longer logically integrate with NDC's core Health Information Services business. The core business includes Internet oriented network, information management and strategic provider point of use platforms. Management and the Board believe that the magnitude of opportunity in its core business requires singular focus of management time and resources. Thus, the decision was made to move to divest the line of business and account for it as discontinued operations in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations". Accordingly, results of these operations have been classified as discontinued and prior periods have been restated.

The operating results of the discontinued operations are summarized as follows (In thousands, except per share data):

                                                       Three Months Ended                   Nine Months Ended
                                                         February 29/28,                      February 29/28,
                                                  ------------------------------------------------------------------
                                                        2000              1999             2000              1999
                                                        ----              ----             ----              ----
Revenue                                             $ 26,250           $30,298         $ 81,270           $86,775
Operating income (loss)                               (5,053)            1,397          (12,088)           (2,215)

Income (loss) from operations                         (3,165)              792           (7,628)           (1,540)
Projected phase-out loss from operations,
 net of tax                                          (10,381)               --          (10,381)               --
                                                  ---------------------------------------------------------------
Income (loss) on discontinued operations
 before cumulative effect of change in
 accounting principle                                (13,546)              792          (18,009)           (1,540)
Cumulative effect of change in accounting
 principle                                                --                --          (13,760)               --
                                                  ---------------------------------------------------------------
Net income (loss) on discontinued
 operations                                         $(13,546)          $   792         $(31,769)          $(1,540)
                                                  ===============================================================
Earnings (loss) per share:
   From operations                                  $  (0.10)          $  0.02         $  (0.23)          $ (0.05)
   Projected phase-out loss from operations            (0.31)               --            (0.31)               --
  Cumulative effect of change in accounting
   principle                                              --                --            (0.41)               --
                                                  ---------------------------------------------------------------
   Total                                            $  (0.41)          $  0.02         $  (0.95)          $ (0.05)
                                                  ===============================================================

For the Physician Management Services component of the discontinued operation, the Company continued the accounting policy followed by this business prior to its acquisition by the Company. The Company maintained this generally accepted policy after the acquisition for Physician Management Services offerings for which the Company invoices and collects amounts on its customer's behalf. Previously, for customers where the amount and timing of collection of their accounts receivable could be reasonably estimated, the Company estimated the fees that it expected to invoice those customers upon collection of their accounts receivable. It recognized such revenues when substantially all services to be performed by the Company had been completed. Estimated costs to complete were accrued separately.
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Effective June 1, 1999, the Company elected to change its revenue recognition policy. Effective with the change in policy, the Company will recognize revenue when the services are billed to the customer, at which point all services to be performed by the Company have been completed. The impact of this change results in the elimination of estimated, or unbilled receivables and related accrued collection costs. Management believes that this change is appropriate and is consistent with recent authoritative literature, specifically SEC Staff Accounting Bulletin No. 101, issued December 3, 1999.

The cumulative after tax effect of this change in accounting principle was $13.8 million, net of income taxes of $8.6 million, at June 1, 1999. The cumulative after tax effect on both the basic and diluted earnings per share was $(0.41).

The net assets of discontinued operations are summarized as follows (In thousands):

                                             February 29, 2000     May 31, 1999
                                             -----------------     ------------
Current assets                                  $ 34,506              $ 56,989
Property and equipment, net                        6,040                11,536
Intangible assets, net                            36,453                55,248
Other assets                                       1,421                 2,512
Current liabilities                              (10,885)              (13,008)
Long-term debt                                    (5,500)               (5,500)
Other long-term liabilities                       (2,471)               (3,323)
Provision for estimated losses                   (10,381)                   --
                                             -----------           -----------
Net assets of discontinued operations           $ 49,183              $104,454
                                             ===========           ===========

Management considers the carrying value of the net assets of the discontinued operations to be less than or equal to the approximate fair value to be received on disposal.